Exhibit 99.1
Simulations Plus Reports Third Quarter Fiscal 2022 Financial Results

Total revenue growth of 17%; Software revenue growth of 16%; Services revenue growth of 19%;
Diluted Earnings Per Share (EPS) growth of 11%;
Board of Directors announces quarterly dividend of $0.06 per share

LANCASTER, CA, July 6, 2022 – Simulations Plus, Inc. (Nasdaq: SLP), a leading provider of modeling and simulation software and services for pharmaceutical safety and efficacy, today reported financial results for its third quarter of fiscal 2022, ended May 31, 2022.

“While the growth trend in our software business continued during the third quarter, our services business showed a strong recovery with 19% growth,” said Shawn O’Connor, chief executive officer of Simulations Plus. “The services backlog we built over the past few quarters set up this recovery, driven by PBPK and PKPD projects. PBPK was especially strong as we saw deeper penetration of modeling resulting from expanded use cases and perceived value. Looking at our software business, our efforts to expand our addressable market continued to pay off as we saw increased upsells, continued expansion in Asia, and deeper penetration of modeling and simulation with smaller biotech firms.”

Third Quarter Fiscal 2022 Financial Highlights (compared with the corresponding period last fiscal year):

•Total revenue increased 17% to $15.0 million;
•Software revenue increased 16% to $9.7 million, representing 64% of total revenue;
•Services revenue increased 19% to $5.3 million, representing 36% of total revenue;
•Gross profit increased 20% to $12.4 million; gross margin was 83%;
•Net income and diluted EPS of $4.1 million and $0.20, compared to $3.8 million and $0.18, respectively;
•Adjusted EBITDA of $6.3 million, representing 42% of total revenue.

YTD Financial Highlights (compared with the corresponding period last fiscal year):

•Total revenue increased 15% to $42.2 million;
•Software revenue increased 20% to $26.8 million, representing 63% of total revenue;
•Services revenue increased 8% to $15.4 million, representing 37% of total revenue;
•Gross profit increased 18% to $34.0 million; gross margin was 81%;
•Net income and diluted EPS of $11.5 million and $0.56, compared to $9.5 million and $0.46, respectively;
•Adjusted EBITDA of $18.7 million, representing 44% of total revenue.

Fiscal 2022 Outlook

“Now that we’ve completed our third quarter and have one quarter remaining in the fiscal year, we are reiterating our full-year revenue guidance at $52-53 million, and tightening the growth rate to 12-15%. Our fourth quarter has historically been impacted by seasonality related to our industry in the summer months and we expect this year to be no different. For services, there tends to be slower engagement on projects during the summer months. For software, growth tends to be skewed towards the first half of our fiscal year, which coincides with new calendar year budgets for many of our customers. Based on the successful performance of our software business through the third quarter we expect software revenue to exceed 60% of total revenue for the fiscal year.” concluded O’Connor

Quarterly Dividend

The company’s Board of Directors declared a cash dividend of $0.06 per share of the company’s common stock, payable on August 1, 2022, to shareholders of record as of July 25, 2022. The declaration of any future dividends will be determined by the Board of Directors each quarter and will depend on earnings, financial condition, capital requirements, and other factors.

Environmental, Social, and Governance (ESG)

We focus our Environmental, Social, and Governance (ESG) efforts where we can have the most positive impact. To learn more about our latest initiatives and priorities, please visit our website to read our ESG Report.

Webcast and Conference Call Details

Shawn O’Connor, chief executive officer, and Will Frederick, chief financial officer, will host a conference call and webcast today at 5 p.m. Eastern Time to discuss details of the company’s performance for the quarter and certain forward-looking information. The call may be accessed by registering here or by calling 1-201-389-0879. The webcast will be available on our website under Conference Calls & Presentations. A replay of the webcast will be available on the website approximately one hour following the call.

Non-GAAP Definition

Adjusted EBITDA is defined as earnings (loss) before interest, taxes, depreciation and amortization, stock-based compensation, and any acquisition or financial transaction-related expenses. Adjusted EBITDA represents a measure that we believe is customarily used by investors and analysts to evaluate the financial performance of companies in addition to the GAAP measures that we present. Our management also believes that Adjusted EBITDA is useful in evaluating our core operating results. However, Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income or operating income as an indicator of our operating performance or to net cash provided by operating activities as a measure of our liquidity. The company’s Adjusted EBITDA measure may not provide information that is directly comparable to that provided by other companies in its industry, as other companies in its industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items.

About Simulations Plus

Serving clients worldwide for 25 years, Simulations Plus is a leading provider in the biosimulation market providing software and consulting services supporting drug discovery, development, research, and regulatory submissions. We offer solutions that bridge machine learning, physiologically based pharmacokinetics, quantitative systems pharmacology/toxicology, and population PK/PD modeling approaches. Our technology is licensed and applied by major pharmaceutical, biotechnology, and regulatory agencies worldwide. For more information, visit our website at www.simulations-plus.com. Follow us on LinkedIn | Twitter | YouTube.

Forward-Looking Statements

Except for historical information, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties. Words like “believe,” “expect,” and “anticipate” mean that these are our best estimates as of this writing, but there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports and filed with the U.S. Securities and Exchange Commission.

Investor Relations Contacts:

Renee Bouche
Simulations Plus Investor Relations
661-723-7723
renee.bouche@simulations-plus.com

Brian Siegel
Hayden IR
346-396-8696
brian@haydenir.com

--Tables follow—

SIMULATIONS PLUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

(in thousands, except per common share amounts)	Three Months Ended		Nine Months Ended
	2022	2021	2022	2021
Revenues
Software	$9,647	$8,298	$26,767	$22,337
Services	5,312	4,479	15,405	14,288
Total revenues	14,959	12,777	42,172	36,625
Cost of revenues
Software	730	800	2,245	2,448
Services	1,829	1,671	5,900	5,367
Total cost of revenues	2,559	2,471	8,145	7,815
Gross profit	12,400	10,306	34,027	28,810
Operating expenses
Research and development	655	670	2,439	2,771
Selling, general, and administrative	6,799	5,094	17,371	14,960
Total operating expenses	7,454	5,764	19,810	17,731

Income from operations	4,946	4,542	14,217	11,079

Other income (expense), net	(112)	(51)	6	(169)

Income before income taxes	4,834	4,491	14,223	10,910
Provision for income taxes	(747)	(704)	(2,701)	(1,433)
Net income	$4,087	$3,787	$11,522	$9,477

Earnings per share
Basic	$0.20	$0.19	$0.57	$0.47
Diluted	$0.20	$0.18	$0.56	$0.46

Weighted-average common shares outstanding
Basic	20,212	20,105	20,180	20,014
Diluted	20,768	20,802	20,731	20,750

Other Comprehensive income, net of tax
Foreign currency translation adjustments	24	40	(251)	36
Comprehensive Income	$4,111	$3,827	$11,271	$9,513

SIMULATIONS PLUS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
(in thousands, except share and per share amounts)	May 31, 2022	August 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$42,353	$36,984
Accounts receivable, net of allowance for doubtful accounts of $12 and $78	18,587	9,851
Prepaid income taxes	322	1,012
Prepaid expenses and other current assets	3,472	4,846
Short-term investments	80,120	86,620
Total current assets	144,854	139,313
Long-term assets
Capitalized computer software development costs, net of accumulated amortization of $15,376 and $14,438	8,974	7,646
Property and equipment, net	607	1,838
Operating lease right-of-use assets	1,533	1,276
Intellectual property, net of accumulated amortization of $7,585 and $6,516	9,400	10,469
Other intangible assets, net of accumulated amortization of $2,635 and $2,186	7,717	6,464
Goodwill	12,921	12,921
Other assets	217	51
Total assets	$186,223	$179,978

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$426	$387
Accrued payroll and other expenses	2,947	5,604
Contracts payable - current portion	—	4,550
Operating lease liability - current portion	459	382
Deferred revenue	2,083	651
Total current liabilities	5,915	11,574

Long-term liabilities
Deferred income taxes, net	1,680	1,726
Operating lease liability	1,069	896
Total liabilities	8,664	14,196

Commitments and contingencies

Shareholders' equity
Preferred stock, $0.001 par value 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value and additional paid-in capital —50,000,000 shares authorized, 20,234,654 and 20,141,521 shares issued and outstanding	137,556	133,418
Retained earnings	40,297	32,407
Accumulated other comprehensive loss	(294)	(43)
Total shareholders' equity	177,559	165,782
Total liabilities and shareholders' equity	$186,223	$179,978

SIMULATIONS PLUS, INC.
Trended Financial Information*
(Unaudited)

	2021							2022				2021	2022
(in millions except earnings per share amounts)	Q1		Q2	Q3		Q4		Q1	Q2		Q3	Fiscal Year	Fiscal YTD
Software revenue
Gastroplus	$3.3		$4.5	$5.4		$3.1		$4.0	$5.5		$6.4	$16.3	$15.9
MonolixSuite	1.2		1.6	0.9		0.8		1.6	2.2		1.0	4.4	4.8
ADMET Predictor	1.2		1.2	1.5		1.2		1.5	1.4		1.6	5.0	4.5
Other	0.5		0.6	0.5		0.3		0.3	0.7		0.6	1.9	1.6
Total software revenue	$6.2		$7.8	$8.3		$5.4	$—	$7.4	$9.8		$9.6	$27.7	$26.8
Services revenue
PKPD	$2.2		$2.6	$1.9		$2.3		$2.3	$2.2		$2.5	$9.1	$7.0
QSP/QST	1.1		1.7	1.2		1.1		1.5	1.5		1.2	5.1	4.2
PBPK	0.6		0.9	0.7		0.7		0.9	0.9		1.4	3.0	3.2
Other	0.5		—	0.6		0.3		0.3	0.4		0.3	1.4	1.0
Total services revenue	$4.5		$5.3	$4.4		$4.4		$5.0	$5.0	$—	$5.3	$18.8	$15.4
Total consolidated revenue	$10.7	$—	$13.1	$12.8	$—	$9.8	$—	$12.4	$14.8	$—	$15.0	$46.5	$42.2

Gross Margin
Software	86.9%		89.0%	90.0%		85.0%		90.0%	92.0%		92.4%	88.0%	91.6%
Services	63.9%		61.0%	63.0%		55.0%		60.0%	59.3%		65.6%	61.0%	61.7%
Total	77.3%		77.9%	80.7%		71.7%		77.8%	80.9%		82.9%	77.2%	80.7%

Income from operations	$3.1		$3.5	$4.5		$0.2		$3.8	$5.5		$4.9	$11.3	$14.2
Operating Margin	28.5%		26.6%	35.6%		1.8%		30.6%	37.0%		33.1%	24.2%	33.7%
Net Income	$2.5		$3.2	$3.8		$0.3		$3.0	$4.4		$4.1	$9.8	$11.5
Diluted Earnings Per Share	$0.12		$0.15	$0.18		$0.01		$0.15	$0.21		$0.20	$0.47	$0.56
Adjusted EBITDA	$4.3		$5.0	$5.9		$1.7		$5.3	$7.2		$6.3	$16.9	$18.7
Cash Flow from Operations	$5.3		$1.3	$4.3		$8.3		$3.6	$2.6		$3.8	$19.2	$10.0

Revenue Breakdown by Region
Americas	$7.1		$8.7	$9.7		$7.1		$8.5	$9.7		11.2	32.5	29.3
EMEA	2.5		3.1	1.5		0.9		3.0	3.7		1.9	7.9	8.7
Asia Pacific	1.1		1.4	1.7		1.8		0.9	1.4		1.9	6.0	4.2
Total consolidated revenue	$10.7		$13.1	$12.8		$9.8	—	$12.4	$14.8		$15.0	$46.6	$42.2

Software Performance Metrics
Average Revenue per Customer (in thousands)
Commercial	$74.0		$84.0	$98.0		$65.0		$71.0	$101.0		$95.0

Services Performance Metrics
Backlog	$12.0		$11.2	$12.4		$13.0		$15.4	$17.0		$16.7
*Numbers may not add due to rounding

SIMULATIONS PLUS, INC.
Reconciliation of Adjusted EBITDA to Net Income
(Unaudited)

	2021				2022			2021	2022
(in millions)	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Fiscal Year	Fiscal YTD
Net Income	$2.5	$3.2	$3.8	$0.3	$3.0	$4.4	$4.1	$9.8	$11.5
Excluding:
Interest income and expense, net	(0.1)	0.0	0.0	0.0	(0.1)	(0.1)	(0.1)	(0.2)	(0.3)
Provision for income taxes	0.5	0.2	0.7	(0.1)	0.8	1.1	0.7	1.3	2.7
Depreciation and amortization	0.9	0.9	0.9	1.0	0.8	1.0	0.9	3.6	2.7
Stock-based compensation	0.5	0.7	0.6	0.6	0.6	0.7	0.7	2.4	2.0

Adjusted EBITDA	$4.3	$5.0	$5.9	$1.7	$5.3	$7.2	$6.3	$16.9	$18.7